EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-198895 on Form S-8 of our reports dated March 15, 2016, relating to the consolidated and combined financial statements of Vectrus, Inc. (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs stating that the combined financial statements on and prior to September 26, 2014, were prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations of the Company had it been operated as an independent entity, and a change in the method of accounting for income taxes as of December 31, 2015 due to the adoption of Accounting Standards Update (ASU) 2015-17, Balance Sheet Classification of Deferred Taxes, and the Company has applied the guidance on a retrospective basis), and the effectiveness of Vectrus Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Vectrus Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 15, 2016